EXHIBIT 99.1

Contact:	Gary A. Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT ADDS NEW BOARD MEMBER

BIRMINGHAM, Ala. (December 1, 2010) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced that Jane Aggers has been appointed to the Company’s Board of Directors, bringing the Board’s current membership to eight directors.

Mickey Newsome, Executive Chairman, stated, “Jane Aggers’ nearly 40 years of retailing experience adds additional depth to the already diverse experience of our Board of Directors.  The insights gained during her leadership of publicly traded Hancock Fabrics should also be a benefit to our continued success.  We look forward to Jane’s input and guidance.”

Ms. Aggers has served as President, Chief Executive Officer and a member of the Board of Directors of Hancock Fabrics since 2005. Prior to that time, her experience included serving as Co-Founder of MMI, a marketing and business consulting firm, 24 years in various executive and merchandising roles at Jo-Ann Stores, and as a buyer with The Higbee Company. She has previously served on the Boards of Moto Photo, Inc., the Shannon Rodgers and Jerry Silverman School of Design at Kent State University, and as a Trustee for the Cleveland Institute of Music. Ms. Aggers graduated from Bowling Green State University.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include a statement regarding the continued success of our business.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2010 and the “MD&A” section on our Quarterly Reports on Form 10-Q filed on June 2 and September 8, 2010.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1